Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Announces Resignation of C.S. Park from Board of Directors

CARLSBAD, Calif. – September 3, 2004 — Dot Hill Systems Corp. (NASDAQ:HILL) announced today that C.S. Park has resigned from the company’s board of directors effective immediately. The increase in Dr. Park’s expanding responsibilities with other companies has been cited as his reason for resignation. The company plans to appoint a replacement as soon as one has been designated.

“It has been a pleasure to serve on the Dot Hill board of directors,” said Dr. Park. “I feel comfortable with my transition out of the role of director as Dot Hill is well positioned for the future with superior products and a strong balance sheet.”

“Dr. Park has been an asset to the organization on many levels,” said Charles Christ, Dot Hill’s chairman of the board. “The company has benefited from his industry knowledge and corporate vision and we wish him much success in the future.”

“Dr. Park has contributed greatly to the company during the last eight years as a director at Dot Hill,” said Jim Lambert, Dot Hill’s vice chairman and chief executive officer. “He was instrumental in guiding the company through multiple merger transitions and his participation in strategic decisions added to the success and growth of the company.”

Park served as a director of Dot Hill since 1999 when Box Hill Systems Corp. and Artecon, Inc. merged to form Dot Hill Systems Corp. From 1996 to 1999, Park served as director of Artecon, Inc.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, the RIO Xtreme storage servers, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme and are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Certain statements contained in this press release regarding matters that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include the performance of Dot Hill stock as a result of Dr. Park’s resignation from the board of directors. The risks that contribute to the uncertain nature of the forward-looking statements include: unforeseen technological, intellectual property, supply or engineering issues and changing customer preferences. However, there are many other risks not listed here that may affect the future business of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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